Exhibit 10.9
Wyndham Worldwide Corporation
7 Sylvan Way
Parsippany, New Jersey 07054
(973) 753-6000 telephone
(973) 753-8890 facsimile
www.wyndhamworldwide.com
December 1, 2008
Mr. Eric Danziger
7610 North Shadow Mountain Road
Paradise Valley, AZ 85253
Re: Employment Agreement
Dear Eric:
Reference is made to the Employment Agreement (the “Agreement”), dated as of November 17, 2008, by and between Wyndham Worldwide Corporation (the “Company”) and Eric Danziger (“you”). Due to the fact that you are beginning your employment with the Company earlier than expected, it is hereby agreed that, notwithstanding anything to the contrary in Section III(b) of the Agreement, one-half of the 2009 Grant (measured by dollar value) shall be granted to you by the Committee on December 1, 2008, which is the last day of the Company’s current trading window (the “Q4 Trading Window”). The remaining one-half of the 2009 Grant that is not granted during the Q4 Trading Window shall be granted when the Committee approves the annual grants for similarly situated senior executive officers in 2009. It is further agreed that this letter agreement is intended to, and shall only, address the timing of the 2009 Grant and not any of the other terms of the 2009 Grant, including, without limitation, the type of instruments granted or the vesting schedule related to such grant, which terms are set forth in the Agreement.
Except as modified by this letter agreement, the Agreement shall remain in full force and effect. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement. All references in the Agreement to “Agreement” shall be deemed to include this letter agreement.
If you agree with the foregoing, please execute two copies of this letter agreement and return the originals to the attention of Lynn A. Feldman, Senior Vice President, Deputy General Counsel and Corporate Secretary, at the address set forth above.

Very truly yours,

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Mary R. Falvey
Mary R. Falvey
Executive Vice President and Chief Human Resources Officer

Accepted and Agreed to by:
/s/ Eric Danziger
Eric Danziger

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